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                                                                  EXHIBIT (23)-7

                        CONSENT OF GOLDMAN SACHS & CO.

August 22, 1997

Board of Directors
KU Energy Corporation
One Quality Street
Lexington, Kentucky 40507

Re: Registration Statement on Form S-4 of LG&E Energy Corp. ("LG&E Energy") relating to the shares of LG&E Energy common stock, no par value per share (the "LG&E Energy Shares"), to be issued in connection with the merger of KU Energy Corporation ("KU Energy") with and into LG&E Energy

Ladies and Gentlemen:

Reference is made to our opinion letter dated August 22, 1997 with respect to the fairness to the holders of the outstanding shares of common stock, no par value per share, of KU Energy (the "KU Energy Shares") of the exchange ratio of
1.67 LG&E Energy Shares to be received for each KU Energy Share in connection with the merger of KU Energy with and into LG&E Energy pursuant to the Agreement and Plan of Merger dated as of May 20, 1997 by and between KU Energy and LG&E Energy.

The foregoing opinion letter is solely for the information and assistance of the Board of Directors of KU Energy in connection with its consideration of the transactions contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that KU Energy has determined to include our opinion in the Joint Proxy Statement/Prospectus of LG&E Energy and KU Energy constituting a part of the Registration Statement (the "Joint Proxy Statement/Prospectus").

In that regard, we hereby consent to the reference to the opinion of our Firm in the letter from Michael R. Whitley to KU Energy's shareholders that will accompany the Joint Proxy Statement/Prospectus included in the above-referenced Registration Statement and under the captions "Summary of Joint Proxy Statement/Prospectus - Opinions of Financial Advisors" and "The Merger - Opinions of Financial Advisors" and to the inclusion of the above mentioned opinion as Annex G in the Joint Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,


/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)